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                                  EXHIBIT 4.4


                  THE SECURITY EVIDENCED HEREBY IS NON-TRANSFERABLE AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED OR
                  HYPOTHECATED IN ANY WAY



                          PLATINUM SOFTWARE CORPORATION


                                                                 Effective as of
                                                              September 26, 1994

$15,000,000 Principal Amount                                  Irvine, California


                AMENDED AND RESTATED 8% CONVERTIBLE, EXCHANGEABLE
                              SUBORDINATED SECURITY


    FOR VALUE RECEIVED, PLATINUM SOFTWARE CORPORATION, a Delaware corporation (the "Company") hereby promises to redeem or exchange for the benefit of Milberg Weiss Bershad Hynes & Lerach, as escrow agent for the benefit of the Settlement Class (as defined in that certain Stipulation of Partial Settlement, dated as of May 31, 1994, in regard to In re Platinum Software Securities Litigation, SACV-94-70-AHS) ("Holder"), in the manner set forth below, the principal amount of Fifteen Million Dollars ($15,000,000) (the "Principal Amount") or such part thereof that has not been redeemed or exchanged, and to pay interest from the date hereof on the whole amount of said Principal Amount that has not been redeemed or exchanged at the rate of eight percent (8%) per annum. Interest on this 8% Convertible, Exchangeable Subordinated Security (the "Security") shall be computed on the basis of a 365-day year.

1.  Redemption and Exchange; Method of Redemption and Exchange

    The Company, at its option at any time, may (i) redeem all or a portion of the Principal Amount of the Security that has not been previously redeemed or exchanged, plus accrued interest on such amount, for cash, (ii) exchange all or a portion of the Principal Amount of the Security that has not been previously redeemed or exchanged, plus accrued interest on such amount, for shares of Common Stock, $.001 par value, of the Company (the "Common Stock") valued as set forth below, or (iii) redeem and exchange all or a portion of the Principal Amount of the Security that has not been previously redeemed or exchanged, plus accrued interest on such amount, for a combination of cash and Common Stock valued as set forth below (a "Voluntary Redemption or Exchange").
Notwithstanding the foregoing, the Company shall redeem or exchange in the manner set forth in the preceding sentence (a "Mandatory Redemption or Exchange") $7,500,000 in Principal Amount (or such lesser Principal Amount), plus accrued interest on such amount, such that the aggregate Principal Amount redeemed or exchanged on or prior to September 20, 1996 equals at least $7,500,000, and $7,500,000 in Principal Amount (or such lesser Principal
Amount), plus accrued interest on such amount, such that the aggregate Principal Amount redeemed or exchanged on or prior to February 28, 1997 equals at least
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$15,000,000 for cash or Common Stock, or a combination of cash and Common Stock.
Each of the foregoing dates shall be deemed a "Mandatory Redemption/Exchange Date." In the event there shall be less than $7,500,000 Principal Amount remaining on a given Mandatory Redemption/Exchange Date, the Company shall redeem or exchange the entire remaining Principal Amount and accrued interest thereon as set forth above. Upon the redemption or exchange of the entire Principal Amount then outstanding and accrued interest thereon, the Company's obligations hereunder shall cease to be of further effect. In the event the Company determines to exchange a portion of the Principal Amount and accrued interest on such amount for shares of Common Stock, the Company shall deliver shares of Common Stock that have a Market Value (as defined below) equal to such portion of the Principal Amount and accrued interest thereon. Upon an election by the Company to exchange a portion of the Principal Amount and accrued interest thereon for shares of Common Stock, the Company shall notify the Escrow Agent in writing of the number of shares to be issued. The Escrow Agent shall provide written instructions to the Company (or its transfer agent) within seven
(7) business days after receipt of such notice which instructions shall include the following: (i) the name and address of each class member who is to receive shares; (ii) the number of shares to be issued to each class member; and (iii) the social security number or taxpayer identification number of each class member. If the Escrow Agent fails to provide the information specified above within the time period specified above, the Company may issue the shares to the Escrow Agent in full satisfaction of its obligation to issue the shares specified in the notice to the Escrow Agent. "Market Value" shall mean the aggregate dollar value of shares of Common Stock based on the average of the closing per share sale price for the Common Stock as reported on the Nasdaq National Market, or such other securities exchange upon which the shares are listed, for the last twenty (20) trading days prior to the Mandatory Redemption/Exchange Date or Voluntary Redemption/Exchange Date (as defined below), excluding the five (5) highest and five (5) lowest sales prices, appropriately adjusted to take into account any stock dividends, combinations or splits with respect to such shares. In the absence of one or more quotations, the Company shall be entitled to determine the sale price of its Common Stock on the basis of such quotations as it deems appropriate or as may be determined in good faith by the Board of Directors. On a Mandatory Redemption/Exchange Date or a Voluntary Redemption/Exchange Date, the Principal Amount and accrued interest thereon to be paid shall be paid in cash or Company check or exchanged for shares of Common Stock valued as set forth above.

2.  Notice of Voluntary Redemption or Exchange

    In the event the Company elects to effect a Voluntary Redemption or Exchange, the Company shall mail a Notice of Voluntary Redemption or Exchange (the "Notice") by first-class mail, postage prepaid to the Holder at least five
(5) days before the date specified for redemption or exchange (the "Voluntary Redemption/Exchange Date"). The Notice shall identify the Principal Amount to be redeemed or exchanged and state the Voluntary Redemption/Exchange Date and a method of payment with cash or Common Stock valued as set forth above. As soon as reasonably practical thereafter, the Company shall provide written notice to the Escrow Agent which contains the number of shares to be issued and sufficient detail to illustrate the application of the formula for determining Market Value as provided in Section 1 above. The Company may elect to effect a Voluntary Redemption or Exchange only if the election and the computation period for determining the Market Value of the common stock falls outside of a "Black Out Period." A Black Out Period is defined as the period beginning fifteen (15) days before the end



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of a fiscal quarter and ending forty-eight (48) hours after the announcement of earnings by the Company for the quarter.

3.  Subordination

    The Company, for itself, its successors and assigns, covenants and agrees, and Holder, and successor holders of this Security, by its acceptance hereof likewise covenants and agrees, that the payment of the Principal Amount and accrued interest thereon shall be subordinated in right of payment and otherwise, to the extent and in the manner hereinafter set forth, to the prior payment in full of all Senior Debt (as hereinafter defined) at any time outstanding. The provisions of this Section 3 shall constitute a continuing representation to all persons who, in reliance upon such provisions, become the holders of or continue to hold Senior Debt or have any right or beneficial interest relating thereto, and such provisions are made for the benefit of the holders of Senior Debt, and such holders are hereby made obligees hereunder the same as if their names were written herein as such, and they or any of them may proceed to enforce such provisions against the Company or against the holder of the Security or any other person entitled to amounts hereunder without the necessity of joining the Company as a party.

    No direct or indirect payment shall be made by or on behalf of the Company of principal of, interest on, or other amounts arising under or in connection with this Security (a "Payment Blockage") if, at the time of such payment (i) there exists a default in the payment of all or any portion of principal of or interest on any Senior Debt, and (ii) such default shall not have been cured or waived, or the benefits of this sentence waived, by or on behalf of the holders of such Senior Debt (a "Payment Default").

    Upon the occurrence of a default on Senior Debt (other than a Payment Default) that occurs and is continuing that permits the holders of such Senior Debt (or their trustee(s) or representative(s)) to accelerate its maturity and receipt by the Company from the trustee(s) or representative(s) of the holders of a majority of the aggregate principal amount of all Senior Debt of written notice of such occurrence and the imposition of a Payment Blockage Period (as defined below) hereunder, then the Company shall not make any direct or indirect payment of principal of, or interest on, or other amounts arising under or in connection with this Security for a period (the "Payment Blockage Period") commencing on the earlier of the date of receipt by the Company of such notice and ending on the earlier of (subject to any blockage of payments that may then be in effect under the preceding paragraph of this Section ) (x) the date 179 days after such date, (y) the date such default shall have been cured or waived in writing or shall have ceased to exist or such Senior Debt shall have been discharged, or (z) the date such Payment Blockage Period shall have been terminated by written notice to the Company from the trustee(s) or representative(s) of the holders of a majority of the aggregate principal amount of all Senior Debt. Notwithstanding any other provision of this Agreement, only one Payment Blockage Period may be commenced within any consecutive 365-day period, and no event of default with respect to any Senior Debt which existed or was continuing on the date of the commencement of any Payment Blockage Period with respect to such Senior Debt shall be, or can be made, the basis for the commencement of a second Payment Blockage Period whether or not within a period of 365 consecutive days unless such event of default shall have been cured or waived for a period of not less than 90 consecutive days. In no event will a Payment Blockage Period extend beyond 179 days.


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    Holder and each successor holder of this Security agrees as follows:

        (a) All payments or distributions upon or with respect to this Security which are received by the holders of this Security contrary to the subordination provisions of this Security shall be received in trust for the benefit of the holders of the Senior Debt entitled thereto, shall be segregated from other funds and property held by the holders of this Security and shall be forthwith paid over to the holders of the Senior Debt entitled thereto in the same form as so received (with any necessary endorsement) to be applied (in the case of cash) to or held as collateral (in the case of non-cash property or securities) for the payment or prepayment of the Senior Debt in accordance with the terms of any agreements governing the Senior Debt.

        (b) The trustee(s) or representative(s) of the holders of a majority of the aggregate principal amount of all Senior Debt are hereby authorized to demand specific performance of the subordination provisions set forth in
    Section 3 of this Security, whether or not the Company shall have complied with any of the provisions hereof applicable to it, at any time, and the holders of this Security hereby irrevocably waive any defense based on the adequate remedy at law which might be asserted as a bar to such remedy of specific performance, it being understood that such waiver by the holders of this Security of any defense based on the adequacy of a remedy at law shall not be deemed to be a waiver by them of any other defense available to them at law or in equity with respect to such remedy of specific performance or otherwise.

        (c) The holders of this Security hereby acknowledge and confirm, and agree not to contest, that the Senior Debt, and any guarantees thereof by any subsidiary of the Company, constitutes the legal, valid, binding and enforceable obligations of the Company and such subsidiaries, are not subject to claims of fraudulent transfer or conveyance, equitable subordination or any similar defense or limitation, and are secured or are to be secured by security interests in various assets of the Company and such subsidiaries,which security interests in favor of the holders of the Senior Debt (or collateral agents acting on their behalf) are legal, valid, enforceable and perfected to the extent contemplated by any related agreements.

        (d) The subordination provisions of this Security shall continue in effect and be reinstated if at any time payment or performance of the Senior Debt is, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any holder of the Senior Debt, whether as a voidable preference, fraudulent conveyance or otherwise, all as if such payment or performance had not been made.

         The term "Senior Debt" shall mean (i) the principal, premium or interest (including interest as provided in the agreement governing such Senior Debt accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company, whether or not a claim for post-filing interest is allowed in such proceeding) and all other obligations (including fees, indemnities and expenses) in respect of any indebtedness of the Company for borrowed money or letters of credit from banks, insurance companies, pension funds, savings and loans, equipment lessors, or other financial or institutional lenders or venture capital firms, whether outstanding on the date hereof or hereafter created, incurred or assumed or for which the Company is or hereafter becomes obligated, whether short-term or long-term, whether secured or


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unsecured, and whether or not contingent (including all indebtedness evidenced by notes, bonds, debentures or other securities sold by the Company for money), as the same may be amended, extended, supplemented, restated or otherwise modified (including any modification which provides for any increase in the amount of indebtedness), (ii) guarantees by the Company of indebtedness for borrowed money of any bank, insurance company, pension fund, savings and loan institution, equipment lessors or other financial or institutional lender or venture capital firm, unless in any such case, by the terms of the instrument creating, governing or evidencing such indebtedness, it is provided that such indebtedness is not senior or superior in right of payment to this Security.

    The Holder and any successor of the Holder agrees that it will execute and deliver any other documents evidencing the subordination of this Security to Senior Debt that may be reasonably requested by the Company or the holders of Senior Debt.

4.  Transfer

    The Security or any right or beneficial interest thereto shall not be transferable. More particularly (but without limiting the generality of the foregoing), the Security or any right or beneficial interest thereto may not be assigned, transferred (except as provided herein), pledged or hypothecated in any way, shall not be assignable by operation of law and shall not be subject to execution, attachment or similar process. Any attempted assignment, transfer, pledge, hypothecation or other disposition of the Security or any right or beneficial interest thereto contrary to the provisions hereof and the levy of any execution, attachment or similar process upon the Security or any right or beneficial interest thereto shall be null and void and without effect.

5.  Default

    If any of the following events (hereafter called "Events of Default") shall occur:

        (a) If the Company shall default in the redemption or exchange of any Principal Amount and accrued interest thereon as required under this Security when the same shall be required to be redeemed or exchanged, and shall not cure such default within thirty (30) days of such default; or

        (b) If the Company shall make a general assignment for the benefit of creditors; or

        (c) If the Company shall file a voluntary petition in bankruptcy, or shall be adjudicated a bankrupt or insolvent, or shall file any petition or answer seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under the present or any future Federal Bankruptcy Act or other applicable federal, state or other statute, law or regulation, or shall file any answer admitting the material allegation of a petition filed against the Company in such proceeding, or shall seek or consent to or acquiesce in the appointment of any trustee, receiver or liquidator of the Company of all or any substantial part of the properties of the Company, or the Company shall commence the winding up or the dissolution or liquidation of the Company; or

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        (d) If, within sixty (60) days after a court of competent jurisdiction shall have entered an order, judgment or decree approving any complaint or petition against the Company seeking reorganization, dissolution or similar relief under the present or any future Federal Bankruptcy Act or other applicable federal, state or other statute, law or regulation, such order, judgment or decree shall not have been dismissed or stayed pending appeal, or if, within sixty (60) days after the appointment, without the consent or acquiescence of the Company, of any trustee, receiver or liquidator of the Company or of all or any substantial part of the properties of the Company, such appointment shall not have been vacated or stayed pending appeal, or if, within sixty (60) days after the expiration of any such stay, shall not have been vacated;

then, and in each and every such case, the Holder of this Security may by notice in writing to the Company require the aggregate outstanding Principal Amount and accrued interest thereon under this Security to be forthwith redeemed or exchanged and thereupon the balance shall become so redeemable or exchangeable, without presentation, protest or further demand or notice of any kind, all of which are hereby expressly waived. Upon such declaration, the Company may elect, at its sole option, to pay in cash or exchange such outstanding balance for shares of Common Stock in the manner set forth in Section 1.

6.  No Recourse Against Others

    A director, officer, employee or stockholder, as such, of the Company shall not have any liability for any obligations of the Company under the Security or for any claim based on, in respect of or by reason of such obligations or their creation. By accepting a Security, the holder waives and releases all such liability. The waiver and release are part of the consideration for the issue of the Security.

7.  Governing law

    THE SECURITY SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA, AS APPLIED TO CONTRACTS MADE AND PERFORMED WITHIN THE STATE OF CALIFORNIA WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS.

8.  Notices

    Any notices and other communications required or permitted in this Security shall be effective if in writing and delivered personally or sent by telecopier, Federal Express, or registered or certified air mail, postage prepaid, addressed as follows:


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               (a)      If to Company, addressed to:

                        Platinum Software Corporation
                        195 Technology Drive
                        Irvine, California 92718
                        Attention: Chief Financial Officer and Legal Department Fax Number: (714) 453-4091

                        with copies to:

                        Stradling, Yocca, Carlson & Rauth
                        660 Newport Center Drive, Suite 1600
                        Newport Beach, California 92660-6441
                        Attention:  K. C. Schaaf, Esq.
                        Fax Number:  (714) 725-4100

                        and

                        O'Melveny & Myers
                        610 Newport Center Drive, Suite 1700
                        Newport Beach, California 92660-6429
                        Attention:  Phillip R. Kaplan, Esq.
                        Fax Number:  (714) 669-6994

               (b)      If to the Escrow Agent, addressed to:

                        Milberg Weiss Bershad Hynes and Lerach
                        600 West Broadway
                        1800 One American Plaza
                        San Diego, California 92101-3356
                        Attention:  Keith F. Park, Esq.
                        Fax Number:  (619) 231-7423


    Unless otherwise specified herein, such notices or other communications shall be deemed effective (a) on the date delivered, if delivered personally,
(b) one (1) business day after being sent by Federal Express, if sent by Federal Express, (c) one (1) business day after being delivered, if delivered by telecopier, and (d) three (3) business days after being sent, if sent by registered or certified air mail. Each of the parties hereto shall be entitled to specify a different address by giving notice as aforesaid to each of the other parties hereto.

                                   * * * * * *





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9. This Amended and Restated 8% Convertible, Exchangeable Subordinated Security
supersedes and replaces that certain 8% Convertible, Exchangeable Subordinated Security of the Company in favor of the Escrow Agent in the principal amount of Fifteen Million United States Dollars ($15,000,000) dated as of September 26, 1994.


Dated:  May 8, 1996



                                            PLATINUM SOFTWARE CORPORATION



                                            By:  /s/  MICHAEL J. SIMMONS
                                                --------------------------------
                                                     Michael J. Simmons,
                                                     Chief Financial Officer




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